Exhibit 99(a)

Management’s Responsibility for Financial Reporting

The accompanying consolidated financial statements and related financial information are the responsibility of PotashCorp management and have been prepared in accordance with accounting principles generally accepted in Canada and include amounts based on estimates and judgments. Financial information included elsewhere in this report is consistent with the consolidated financial statements.

To meet management’s responsibility for financial reporting and to obtain reasonable assurance for the integrity and reliability of the financial reports, the company’s accounting and internal control systems are designed to safeguard assets and to properly record transactions and events. Policies and procedures are maintained to support the accounting and internal control systems.

Our independent auditors, Deloitte & Touche LLP, provide an objective, independent audit of the consolidated financial statements. Their report for 2002 is included.

The Board of Directors, through the audit committee composed exclusively of outside directors, meets regularly with the independent auditors — both jointly and separately — to review significant accounting, reporting and internal control matters. The audit committee also recommends to the Board the independent auditors to be proposed to the shareholders for appointment at the annual meeting. Interim consolidated financial statements are reviewed by the audit committee prior to release to shareholders.

The consolidated financial statements are approved by the Board of Directors on the recommendation of the audit committee.

/s/ William Doyle W. Doyle President and Chief Executive Officer February 7, 2003	/s/ W. Brownlee W. Brownlee Senior Vice President and Chief Financial Officer

Auditors’ Report to the Shareholders of Potash Corporation of Saskatchewan Inc.

We have audited the consolidated statements of financial position of Potash Corporation of Saskatchewan Inc. as at December 31, 2002 and 2001 and the consolidated statements of income and retained earnings and of cash flow for each of the years in the three-year period ended December 31, 2002. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and United States generally accepted auditing standards. These standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2002 in accordance with Canadian generally accepted accounting principles.

Saskatoon, Saskatchewan	/s/ Deloitte & Touche LLP
February 7, 2003	Chartered Accountants

Comments by Auditor on Canada-United States Reporting Difference
In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) outlining changes in accounting principles that have been implemented in the financial statements. The company has adopted the provisions of Section 3062 (“Goodwill and Other Intangible Assets”) and Section 3870 (“Stock-Based Compensation and Other Stock-Based Payments”) of the Canadian Institute of Chartered Accountants Handbook. The impact of these changes in accounting policy is set out in Note 3 to the consolidated financial statements.

Consolidated Statements of Financial Position

as at December 31	in millions of US dollars
	2002	2001

Assets
Current Assets
Cash and cash equivalents	$24.5	$45.3
Accounts receivable (Note 4)	267.8	256.7
Inventories (Note 5)	499.3	481.1
Prepaid expenses	40.4	36.5

	832.0	819.6
Property, plant and equipment (Note 6)	3,269.9	3,245.6
Goodwill (Note 7)	97.0	97.0
Other assets (Note 8)	486.7	435.1

	$4,685.6	$4,597.3

Liabilities
Current Liabilities
Short-term debt (Note 9)	$473.0	$501.1
Accounts payable and accrued charges (Note 10)	347.0	271.4
Current portion of long-term debt (Note 11)	3.4	—

	823.4	772.5
Long-term debt (Note 11)	1,019.9	1,013.7
Future income tax liability (Note 20)	468.9	457.6
Accrued post-retirement/post-employment benefits (Note 13)	195.4	177.3
Accrued reclamation costs (Note 14)	80.0	83.0
Other non-current liabilities and deferred credits	5.5	6.7

	2,593.1	2,510.8

Contingencies (Note 24)
Shareholders’ Equity
Share Capital (Note 15)	1,186.9	1,182.5
Unlimited authorization of common shares without par value; issued and outstanding 52,077,648 and 51,952,482 shares in 2002 and 2001, respectively
Unlimited authorization of first preferred shares; none outstanding
Contributed Surplus	264.2	264.2
Retained Earnings	641.4	639.8

	2,092.5	2,086.5

	$4,685.6	$4,597.3

(See Notes to the Consolidated Financial Statements)

Approved by the Board,

/s/ Jack G. Vicq	/s/ E. Robert Stromberg
Director	Director

Consolidated Statements of Income and Retained Earnings

for the years ended December 31	in millions of US dollars except per share amounts
	2002	2001	2000

Net sales (Note 16)	$1,913.8	$2,072.7	$2,231.6
Cost of goods sold	1,612.2	1,673.5	1,748.8

Gross Margin	301.6	399.2	482.8

Selling and administrative	91.7	99.7	111.0
Provincial mining and other taxes (Note 17)	68.0	70.0	77.2
Provision for plant closures and office consolidation (Note 18)	—	—	24.3
Foreign exchange loss (gain)	5.5	(13.7)	(8.1)
Other income	(30.5)	(26.5)	(48.4)

	134.7	129.5	156.0

Operating Income	166.9	269.7	326.8

Interest Expense (Note 19)	83.1	80.3	61.6

Income Before Income Taxes	83.8	189.4	265.2

Income Taxes (Note 20)	30.2	68.2	67.2

Net Income	53.6	121.2	198.0

Retained Earnings, Beginning of Year	639.8	570.5	424.4

Dividends	(52.0)	(51.9)	(51.9)

Retained Earnings, End of Year	$641.4	$639.8	$570.5

Net Income per Share — Basic (Note 21)	$1.03	$2.34	$3.78

Net Income per Share — Diluted (Note 21)	$1.03	$2.32	$3.76

Dividends per Share	$1.00	$1.00	$0.99

(See Notes to the Consolidated Financial Statements)

Consolidated Statements of Cash Flow

for the years ended December 31	in millions of US dollars
	2002	2001	2000

Operating Activities
Net income	$53.6	$121.2	$198.0
Items not affecting cash
Depreciation and amortization	219.1	185.7	187.0
Loss (gain) on disposal of assets	1.0	0.4	(17.9)
Provision for future income tax	6.0	47.7	34.6
Provision for plant closures and office consolidation	—	—	10.7
Foreign exchange on future tax	1.0	(8.2)	(5.5)
Share of earnings of investees	(5.3)	—	—
Provision for post-retirement/post-employment benefits	18.2	2.1	10.9

	293.6	348.9	417.8
Changes in non-cash operating working capital
Accounts receivable	(11.1)	69.9	(52.2)
Inventories	(18.2)	(76.1)	(27.4)
Prepaid expenses	(3.9)	2.3	(3.1)
Accounts payable and accrued charges	37.0	(244.6)	137.4
Current income taxes	23.4	(21.6)	20.6
Accrued reclamation costs	(3.0)	(3.7)	(2.4)
Other non-current liabilities and deferred credits	(1.4)	0.6	(10.3)

Cash provided by operating activities	316.4	75.7	480.4

Investing Activities
Additions to property, plant and equipment	(212.2)	(513.7)	(185.6)
Acquisition of Albright & Wilson Company	—	—	(32.0)
Investment in Sociedad Quimica y Minera de Chile S.A.(“SQM”)	(23.2)	(130.4)	—
Proceeds from disposal of assets	—	—	8.6
Additions to other assets	(36.0)	(45.9)	(56.4)

Cash used in investing activities	(271.4)	(690.0)	(265.4)

Cash (deficiency) before financing activities	45.0	(614.3)	215.0

Financing Activities
Proceeds from long-term obligations	11.2	600.0	11.1
Repayment of long-term obligations	(1.3)	(5.8)	(36.1)
Proceeds from short-term debt	—	12.2	169.5
Repayment of short-term debt	(28.1)	—	(155.2)
Dividends	(52.0)	(51.9)	(51.9)
Repurchase of shares	—	—	(104.2)
Issuance of shares	4.4	5.1	7.8

Cash (used in) provided by financing activities	(65.8)	559.6	(159.0)

(Decrease) Increase in Cash and Cash Equivalents	(20.8)	(54.7)	56.0
Cash and Cash Equivalents, Beginning of Year	45.3	100.0	44.0

Cash and Cash Equivalents, End of Year	$24.5	$45.3	$100.0

Supplemental cash flow disclosure
Interest paid	$81.2	$79.3	$66.4
Income taxes paid	$4.4	$41.5	$13.4

(See Notes to the Consolidated Financial Statements)

Notes to the Consolidated Financial Statements

in millions of US Dollars except per share amounts

1.	DESCRIPTION OF BUSINESS

Potash Corporation of Saskatchewan Inc. (“PotashCorp”) and its operating subsidiaries (the “company” except to the extent the context otherwise requires) form an integrated fertilizer and related industrial and feed products company. The company has producing assets in the following locations:

•	Potash
–	five mines and mills and mining rights to potash reserves at a sixth location, all in the province of Saskatchewan
–	one mine and two mills in the province of New Brunswick
–	one plant in Chile that produces sodium nitrate, potassium nitrate and other products

•	Phosphate
–	vertically integrated phosphate mine and processing plant in the state of North Carolina
–	phosphate feed plants in five states and one in Brazil
–	two industrial phosphoric acid plants, in the states of North Carolina and Ohio
–	a mine and two processing plant complexes in the state of Florida
–	processing plant complex in the state of Louisiana

•	Nitrogen
–	four domestic plants located in the states of Georgia, Louisiana, Ohio and Tennessee
–	large-scale operations in Trinidad

The company owns or leases approximately 165 terminal and warehouse facilities strategically located in Canada and the United States, and services customers with a fleet of approximately 5,000 rail cars.

PotashCorp sells potash from its Saskatchewan mines for use outside North America exclusively to Canpotex Limited (“Canpotex”). Canpotex, a potash export, sales and marketing company owned in equal shares by the three potash producers in the Province of Saskatchewan (including the company), resells potash to offshore customers. PCS Sales (Canada) Inc. and PCS Sales (USA), Inc., wholly-owned subsidiaries of PotashCorp, execute marketing and sales for the company’s potash, phosphate and nitrogen products in North America. PCS Sales (Canada) Inc. executes offshore marketing and sales for the company’s New Brunswick potash. PCS Sales (USA), Inc. generally executes offshore marketing and sales for the company’s nitrogen, potassium nitrate and sodium nitrate products. Phosphate Chemicals Export Association, Inc. (“PhosChem”), an unrelated phosphate export association established under United States law, is the principal vehicle through which the company executes offshore marketing and sales for its phosphate fertilizers.

2.	SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The company’s accounting policies are in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”). These policies are consistent with accounting principles generally accepted in the United States (“US GAAP”) in all material respects except as outlined in Note 29. The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The following policies are considered to be significant:

Principles of Consolidation
The consolidated financial statements include the accounts of PotashCorp and its principal operating subsidiaries:

•	PCS Sales (Canada) Inc.
–	PCS Joint Venture, L.P.
•	PCS Sales (USA), Inc.
•	PCS Phosphate Company, Inc.
–	PCS Purified Phosphates
•	White Springs Agricultural Chemicals, Inc. (“White Springs”)
•	PCS Nitrogen, Inc.
–	PCS Nitrogen Fertilizer, L.P.
–	PCS Nitrogen Ohio, L.P.
–	PCS Nitrogen Limited
–	PCS Nitrogen Trinidad Limited
•	PCS Cassidy Lake Company (“PCS Cassidy Lake”)
•	PCS Yumbes S.C.M.
•	PCS Fosfatos do Brasil Ltda.

All significant intercompany balances and transactions have been eliminated.

Cash Equivalents
Highly liquid investments with an original maturity of three months or less are considered to be cash equivalents.

Inventories
Inventories of finished product, raw materials and work in process are valued at the lower of cost and net realizable value. Cost for substantially all finished product, raw materials and work in process inventories is determined using the first in, first out (FIFO) method. Certain inventories of materials and supplies are valued at the lower of average cost and replacement cost and certain inventories of materials and supplies are valued at the lower of cost and market.

Prepaid Expenses
Prepaid expenses include prepaid freight relating to product inventory stored at warehouse and terminal facilities, which is invoiced to customers at the time of sale of the inventory.

Property, Plant and Equipment
Property, plant and equipment (which includes mine development costs) are carried at cost, except for mineral properties, which are carried at the lower of cost or fair value. Costs of additions, betterments, renewals and interest during construction are capitalized. The company periodically reviews property, plant and equipment for indicators of potential impairment, which would be measured by comparing book value against the estimated undiscounted future cash flows. Any such impairment loss is included in the statement of income.

Maintenance and repair expenditures, which do not improve or extend productive life, are expensed as incurred.

Depreciation and Amortization
Depreciation and amortization are provided for on a basis and at rates calculated to amortize the cost of the property, plant and equipment over their estimated useful lives. Depreciation and amortization rates for all mine assets (including mine development costs) and potash mills are determined using the units of production method based on estimates of proven and probable reserves. Other asset classes are depreciated or amortized on a straight-line basis as follows: land improvements 5 to 30 years, buildings and improvements 6 to 30 years and machinery and equipment 5 to 25 years.

Notes to the Consolidated Financial Statements

in millions of US Dollars except per share amounts

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Goodwill
Goodwill represents the excess of the purchase price and related costs over the value assigned to the net tangible assets of businesses acquired and is carried at cost. Goodwill is subject to an impairment test at least annually. An impairment loss is recognized when the carrying amount of the goodwill of a reporting unit exceeds the fair value of the goodwill.

Other Assets
Issue costs of long-term obligations are capitalized to deferred charges and are amortized to interest expense over the term of the related liability.

Preproduction costs are capitalized to deferred charges and represent costs incurred prior to obtaining commercial production at new milling facilities, net of revenue earned, and are amortized on either a straight-line or units of production basis over 10 years.

The costs of constructing bases for gypsum stacks and settling ponds are capitalized to deferred charges and are amortized on a straight-line basis over their estimated useful lives of 3 to 5 years.

Land held for sale is stated at the lower of cost or net realizable value.

Investments in which the company exercises significant influence (but does not control) are accounted for using the equity method. Other investments are stated at cost.

Rotational plant maintenance costs, which consist primarily of planned major maintenance projects (also known as “turnarounds”), are capitalized when incurred and are amortized over 2 years.

Leases
Leases entered into are classified as either capital or operating leases. Leases that transfer substantially all of the benefits and risks of ownership of property to the company are accounted for as capital leases. At the time a capital lease is entered into, an asset is recorded together with the related long-term obligation. Equipment acquired under capital leases is being depreciated on the same basis as other property, plant and equipment. Gains or losses resulting from sale-leaseback transactions are deferred and amortized in proportion to the amortization of the leased asset. Rental payments under operating leases are charged to expense as incurred.

Post-Employment and Post-Retirement Benefits
Accrual of the costs of the company’s defined benefit pension plans are recorded monthly and adjusted annually based on actuaries’ reports. Pension expense includes the net of management’s best estimate of the cost of benefits provided, interest cost of projected benefits, return on pension plan assets and amortization of experience gains or losses and plan amendments. Adjustments arising from plan amendments, experience gains or losses and changes in assumptions are amortized on a straight-line basis over the expected average remaining service life of the employee group covered by the plan. Pension fund assets are valued at market values.

Accrual of the costs of providing certain post-retirement benefits, including medical and life insurance coverage, during the active service period of the employee is recorded monthly and adjusted annually as actuaries’ reports become available.

Accrual during periods of active employment, for the expected cost of certain benefits payable to former or inactive employees, is also recorded monthly and adjusted annually. These benefits include long-term disability income payments and related medical and insurance costs.

Environmental Costs
Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to existing conditions caused by past operations and that do not contribute to current or future revenue generation are expensed. Provisions for estimated costs are recorded when environmental remedial efforts are likely and the costs can be reasonably estimated. In determining the provisions, the company uses the most current information available, including similar past experiences, available technology, regulations in effect, the timing of remediation and cost-sharing arrangements.

Stock-Based Compensation Plans
The company has two stock-based compensation plans, which are described in Note 15. No compensation expense is recognized for these plans when stock options are issued, as the exercise price is the quoted market closing price of the company’s common shares on the last trading day immediately preceding the date of the grant. Any consideration paid on exercise of stock options is credited to share capital.

Foreign Exchange Transactions
PotashCorp and its operating subsidiaries have the US dollar as their functional currency.

Canadian dollar operating transactions are translated to US dollars at the average exchange rate for the previous month. Trinidad dollar operating transactions are translated to US dollars at the average exchange rate for the period. Monetary assets and liabilities are translated at period-end exchange rates. Non-monetary assets owned at December 31, 1994 have been translated under the Translation of Convenience Method at the December 31, 1994 year-end exchange rate of US $1.00 = CDN $1.4028. Additions subsequent to December 31, 1994 are translated at the exchange rate prevailing at the time of the transaction.

Derivative Financial Instruments
Derivative financial instruments are used by the company to manage its exposure to exchange rate and commodity price fluctuations. The company’s policy is not to utilize derivative financial instruments for trading or speculative purposes.

The company enters into forward exchange contracts to hedge its foreign currency exposure on Canadian dollar requirements for operating and capital expenditures. Gains or losses on foreign currency exchange contracts are recognized monthly and are included in “Foreign Exchange” in the income statements.

The company enters into natural gas futures, swaps and option agreements to manage the cost of natural gas. The company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking the hedge transaction. This process includes linking derivatives to specific forecasted transactions.

Notes to the Consolidated Financial Statements
in millions of US Dollars except per share amounts

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
The company also assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values of hedged items.

Gains or losses resulting from changes in the fair value of natural gas hedging transactions which have not yet been settled are not recognized, as they generally relate to changes in the spot price of anticipated natural gas purchases. Gains or losses arising from settled hedging transactions are deferred as a component of inventory until the product containing the hedged item is sold, at which time both the natural gas purchase cost and the related hedging deferral are recorded as cost of sales.

The company regularly evaluates its unrecognized or deferred gains and losses on these derivatives from a net realizable value of inventory perspective and establishes appropriate provisions, if necessary.

Revenue Recognition
Sales revenue is recognized when the product is shipped or a service is performed. Revenue is recorded based on the FOB mine, plant, warehouse or terminal price, except for certain vessel sales which are shipped on a delivered basis. Transportation costs are recovered from the customer through sales pricing.

Natural Gas Operations
The company follows the full cost method of accounting, whereby all costs associated with the exploration for and development of natural gas reserves are capitalized in one Canadian cost centre. These costs include land acquisitions, drilling of productive, non-productive and dry or abandoned wells, geological and geophysical surveys and administrative expenses directly related to exploration and development activities. Costs associated with dry or abandoned wells are charged to the full cost pool and subjected to depletion. Depletion is calculated using the units of production method based on estimated gross proved natural gas reserves as evaluated by independent engineers.

Proceeds from the disposition of natural gas properties are accounted for as a reduction in capitalized costs, with no gain or loss recognized unless such disposition would alter the depletion rate by more than 20 percent.

The net amount at which natural gas properties are carried is subject to a cost recovery test (the “ceiling test”). Under this test, an estimate is made of the ultimate recoverable amount from future net revenues using proved reserves and period-end prices, plus the net costs of major development projects and improved properties, less future removal and site restoration costs, overhead, financing costs and income taxes. If the net carrying costs exceed the ultimate recoverable amount, additional depletion is provided.

The company’s natural gas operations are in the preproduction stage; therefore all costs have been capitalized.

3. CHANGE IN ACCOUNTING POLICY
The company has adopted the provisions of section 3062 of the Canadian Institute of Chartered Accountants Handbook “Goodwill and Other Intangible Assets.” This pronouncement is being applied on a prospective basis and requires that goodwill be subject to an impairment test at least annually rather than be amortized. On an annual basis, the adoption of this pronouncement will reduce amortization expense by approximately $3.0 million ($0.75 million per quarter). The company has completed its annual assessment of goodwill and there is no impairment.

The company has also adopted the provisions of section 3870 of the Canadian Institute of Chartered Accountants Handbook “Stock-Based Compensation and Other Stock-Based Payments.” This pronouncement requires that all non-employee stock-based compensation be accounted for using the fair value method which would recognize the fair value of the compensation cost in the financial statements. Employee stock-based compensation must be accounted for using the fair value method, for plans that are direct awards of stock or that call for settlement in cash or other assets. The company’s stock option plans are not this type and therefore the company is not required to account for them using the fair value method. As the exercise price of the stock options granted is the market value the day immediately prior to the grant date, no compensation cost is recorded. The adoption of this pronouncement has not had any effect on the company’s results of operations or financial position for any of the periods presented.

4. ACCOUNTS RECEIVABLE

	2002	2001

Trade accounts — Canpotex	$36.3	$41.3
— Other	212.4	220.3
Non-trade accounts	25.1	2.1

	273.8	263.7
Less allowance for doubtful accounts	6.0	7.0

	$267.8	$256.7

5. INVENTORIES

	2002	2001

Finished product	$165.0	$144.7
Materials and supplies	123.5	113.9
Raw materials	44.6	65.6
Work in process	166.2	156.9

	$499.3	$481.1

6. PROPERTY, PLANT AND EQUIPMENT

	2002

		Accumulated
		Depreciation and	Net Book
	Cost	Amortization	Value

Land and improvements	$225.4	$34.1	$191.3
Buildings and improvements	451.3	210.7	240.6
Machinery and equipment	3,920.9	1,160.9	2,760.0
Mine development costs	127.0	49.0	78.0

	$4,724.6	$1,454.7	$3,269.9

	2001

		Accumulated
		Depreciation and	Net Book
	Cost	Amortization	Value

Land and improvements	$215.7	$31.3	$184.4
Buildings and improvements	448.7	196.9	251.8
Machinery and equipment	3,744.2	999.9	2,744.3
Mine development costs	111.3	46.2	65.1

	$4,519.9	$1,274.3	$3,245.6

Depreciation and amortization of property, plant and equipment included in Cost of Goods Sold and in Selling and Administrative was $188.2 (2001 — $170.4; 2000 — $170.6).

Notes to the Consolidated Financial Statements in millions of US Dollars except per share amounts

7.     GOODWILL

	2002	2001

Cost	$104.3	$104.3
Accumulated amortization	7.3	7.3

	$97.0	$97.0

In 2002 there was no amortization of goodwill included in Selling and Administrative (2001 — $3.0; 2000 — $3.0).

8.     OTHER ASSETS

	2002	2001

Deferred charges — net of accumulated amortization	$152.2	$129.3
Prepaid pension costs	16.3	25.3
Land held for sale	2.6	2.6
Investments, at equity	176.4	17.8
Investment, at cost	92.8	223.2
Rotational plant maintenance costs — net of accumulated amortization	29.5	30.3
Other	16.9	6.6

	$486.7	$435.1

Amortization of deferred charges and rotational plant maintenance costs included in Cost of Goods Sold and in Selling and Administrative was $30.9 (2001 — $12.3; 2000 — $13.4).

Included in Other Income is the company’s share of earnings of investees of $5.3 (2001 — $NIL; 2000 — $NIL).

9.     SHORT-TERM DEBT

Short-term debt was $473.0 at December 31, 2002 (2001 —$501.1). The weighted average interest rate on this debt was 1.70 percent (2001 — 2.29 percent). The company had lines of credit for short-term financing (net of letters of credit of $14.5) in the amount of $134.5 at December 31, 2002 (2001 — $133.3). The lines of credit are unsecured. In addition, the company is authorized to borrow a further $117.0 under the commercial paper program.

10.     ACCOUNTS PAYABLE AND ACCRUED CHARGES

	2002	2001

Trade accounts	$223.9	$166.1
Accrued reclamation	18.6	20.3
Accrued interest	8.6	6.7
Accrued compensation	37.2	31.5
Current portion post-retirement/post-employment benefits	3.5	—
Income taxes	42.2	33.8
Dividends	13.0	13.0

	$347.0	$271.4

11.     LONG-TERM DEBT

	2002	2001

Industrial Revenue and Pollution
Control Obligations	$13.2	$13.6

  Adjustable Rate Industrial Revenue and Pollution Control Obligations with varying interest rates and with maturity dates ranging from 2003 to 2005. No sinking fund requirements prior to maturity. The Adjustable Rate Industrial Revenue and Pollution Control Obligations bear interest at an average rate of 1.725%. These loans are secured by bank letters of credit.

Notes Payable
7.125% notes payable June 15, 2007.	400.0	400.0
7.75% notes payable May 31, 2011.	600.0	600.0
No sinking fund requirements prior to maturity. These notes were issued under a shelf registration statement covering up to $1,000 of debt securities. The notes are unsecured.
Other	10.1	0.1

	1,023.3	1,013.7
Less current maturities	3.4	—

	$1,019.9	$1,013.7

The fair values of all long-term obligations (except the Notes Payable whose approximate fair value at December 31, 2002 was $1,169.0) are approximated by their face values.

Long-term debt at December 31, 2002 will mature as follows:

2003	$3.4
2004	1.5
2005	10.3
2006	1.3
2007	400.6
2011	600.0
2012	6.2

$1,023.3

12.     COMMITMENTS
Lease Commitments
The company has long-term lease agreements for buildings, port facilities, equipment, ocean-going transportation vessels and rail cars, the latest of which expires in 2020 (excluding mineral leases).

Future minimum lease payments under these operating leases will be approximately as follows:

2003	$39.9
2004	38.9
2005	35.1
2006	33.2
2007	27.5
Subsequent years	137.7

Rental expense for operating leases for the years ended December 31, 2002, 2001 and 2000 was $41.2, $56.7 and $86.4, respectively.

Notes to the Consolidated Financial Statements

in millions of US Dollars except per share amounts

12.     COMMITMENTS (CONTINUED)
Other Commitments
The company has long-term agreements for the purchase of sulfur for use in the production of phosphoric acid. These agreements provide for minimum purchase quantities and prices based on market rates at the time of delivery.

The company’s Trinidad subsidiaries have entered into long-term natural gas contracts with the National Gas Company of Trinidad. The contracts provide for prices that vary with ammonia market prices, escalating floor prices and minimum purchase quantities.

The company also has a long-term agreement for the purchase of phosphate rock used at its Geismar facility. This agreement sets base price (less volume discounts) for the first three years. Prices in subsequent years are subject to renegotiation.

The company has a contractual commitment for mining of nitrates which is in effect until 2005.

The annual commitment under the above-mentioned long-term contracts approximates $109.0 million.

13.     POST-RETIREMENT/POST-EMPLOYMENT BENEFITS
Canada
Substantially all employees of the company are participants in either a defined contribution or a defined benefit pension plan. The company’s obligations under the defined contribution plans are limited to making regular payments to the plan to match contributions made by the employees for current services (to a maximum of 5.5 percent of salary).

The company has established a supplemental retirement income plan for senior management which is unfunded and non-contributory and provides a supplementary pension benefit. The plan is provided for by charges to earnings sufficient to meet the projected benefit obligation.

United States
The company has defined benefit pension plans that cover a substantial majority of its employees. Benefits are based on a combination of years of service and compensation levels, depending on the plan. Generally, contributions to the US plans are made to meet minimum funding requirements of the Employee Retirement Income Security Act of 1974 (“ERISA”). Assets of both US funded plans consist mainly of corporate equity, US government and corporate debt securities and units of participation in a collective short-term investment fund.

Trinidad
The company has contributory defined benefit pension plans that cover a substantial majority of its employees. Benefits are based on service. The plans’ assets consist mainly of local government and other bonds, local mortgage and mortgage-backed securities, fixed income deposits and cash.

All Pension Plans
The components of net pension expense for the company’s pension plans, computed actuarially, were as follows:

	2002	2001	2000

Service cost for benefits earned during the year	$12.0	$10.2	$12.0
Interest cost on projected benefit obligations	28.1	27.6	25.7
Expected return on plan assets	(31.9)	(30.1)	(20.8)
Net amortization and deferral	0.7	—	1.3

Net pension expense	$8.9	$7.7	$18.2

Significant actuarial assumptions used in calculating the net pension expense for the company’s funded plans were as follows:

	2002	2001	2000

Discount rate	6.50%	7.25%	7.50%
Long-term rate of return on assets	9.00%	9.00%	9.00%
Rate of increase in compensation levels	4.00%	4.50%	5.00%

Other Post-Retirement Plans
The company provides certain contributory health care plans and non-contributory life insurance benefits for retired employees. These plans contain certain cost-sharing features such as deductibles and coinsurance, and are unfunded with benefits subject to change.

The components of this expense, computed actuarially, were as follows:

	2002	2001	2000

Service cost for benefits earned during the year	$4.1	$3.6	$3.3
Interest cost on projected benefit obligations	13.9	11.1	10.2

Net post-retirement expense	$18.0	$14.7	$13.5

The significant actuarial assumptions used in determining post-retirement benefit expense were as follows:

	2002	2001	2000

Discount rate	6.50%	7.25%	7.50%
Health care cost trend rate	10.00%	9.00%	6.00%

If the health care cost trend rate was increased by 1.0 percentage point, the accumulated post-retirement benefit obligation and the aggregate of service and interest cost would have increased as follows:

	2002	2001	2000

Accumulated post-retirement benefit obligation	$35.0	$30.1	$21.1
Aggregate of service and interest cost	3.3	2.7	2.0

Notes to the Consolidated Financial Statements in millions of US Dollars except per share amounts

13.     POST-RETIREMENT/POST-EMPLOYMENT BENEFITS (CONTINUED)

If the health care cost trend rate was decreased by 1.0 percentage point, the accumulated post-retirement benefit obligation and the aggregate of service and interest cost would have decreased as follows:

	2002	2001	2000

Accumulated post-retirement benefit obligation	$28.7	$24.7	$17.2
Aggregate of service and interest cost	$2.7	2.1	1.9

All of the company’s US employees may participate in defined contribution savings plans. These plans are subject to US federal tax limitations and provide for voluntary employee salary deduction contributions of up to 15 percent of salary and company matching contributions of up to 5 percent of salary. The company’s matching contributions were $5.0 and $4.6 for 2002 and 2001, respectively. All of the company’s Canadian salaried employees participate in the PCS Inc. Savings Plan. The company contributes 5 percent of salary to the plan and employees may make voluntary contributions. The company’s contributions in 2002 were $1.5 (2001 — $1.4).

The change in benefit obligations and change in plan assets for the above pension and post-retirement/post-employment plans were as follows:

			Post-retirement/
	Pension		Post-employment

	2002	2001	2002	2001

Change in Benefit Obligations
Balance, beginning of year	$392.0	$375.8	$182.8	$150.2
Service cost	12.0	10.2	4.1	3.6
Interest cost	28.1	27.6	13.9	11.1
Participants’ contributions	0.3	0.4	—	—
Actuarial gain	37.0	2.5	12.3	24.2
Amendments	1.8	0.7	—	—
Benefits paid	(22.0)	(25.2)	(4.8)	(6.3)

Balance, end of year	449.2	392.0	208.3	182.8

Change in Plan Assets
Fair value, beginning of year	352.7	373.9	—	—
Actual return on plan assets	(17.8)	(3.7)	—	—
Employer contributions	5.2	7.5	4.8	6.3
Participants’ contributions	0.4	0.4	1.8	—
Valuation allowance	—	(0.2)	—	—
Benefits paid	(22.0)	(25.2)	(6.6)	(6.3)

Fair value, end of year	318.5	352.7	—	—

Funded Status	(130.7)	(39.3)	(208.3)	(182.8)
Unrecognized Net Loss	109.7	29.9	49.7	44.7
Unrecognized Prior Service Cost	1.0	0.3	(4.0)	(4.8)

Accrued Post-retirement/Post-employment Benefits	$(20.0)	$(9.1)	$(162.6)	$(142.9)

Amounts recognized in the statements of financial position consist of:
Current and long-term liabilities	$(36.3)	$(34.4)	$(162.6)	$(142.9)
Prepaid pension costs	16.3	25.3	—	—

	$(20.0)	$(9.1)	$(162.6)	$(142.9)

The aggregate pension accumulated benefit obligations and aggregate fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets are as follows:

			Post-retirement/
	Pension		Post-employment

	2002	2001	2002	2001

Accumulated benefit obligation	$431.1	$377.1	$208.3	$182.8
Fair value of plan assets	289.7	$330.0	—	—

Notes to the Consolidated Financial Statements

in millions of US Dollars except per share amounts

14.     ENVIRONMENTAL COSTS
Reclamation and Restoration Costs
Site restoration and reclamation costs have been accrued for various sites. At December 31, 2002, the company has accrued $28.1 (2001 — $28.1) for the Aurora, NC facility, $51.0 (2001 — $52.6) for the White Springs, FL facility, $0.3 (2001 — $0.3) for various sulfur facilities, $15.3 (2001 — $18.4) for certain PCS Joint Venture facilities and $3.9 (2001 — $3.9) for the Cassidy Lake, NB facility. The current portion of restoration and reclamation accrued in 2002 totalled $18.6 (2001 — $20.3). These amounts represent the company’s current estimate of potential site restoration and reclamation costs which were last assessed in December 2002. These expenditures are generally incurred over an extended period of time.

Annual environmental expenditures for reclamation and restoration during the years ended December 31, 2002, 2001 and 2000 were $54.6, $64.3 and $59.9 respectively. Of the 2002 amount, $45.2 (2001 — $49.7; 2000 — $55.2) was charged to operations, $6.1 (2001 — $13.7; 2000 — $2.7) was capitalized and $3.3 (2001 — $0.9; 2000 — $2.0) was charged against accrued reclamation costs.

Capping of Byproduct Gypsum Stacks
Various jurisdictions have established programs that require companies to reduce the potential environmental impact associated with gypsum stacks. In Florida, the regulations implementing this legislation require companies to “cap” the gypsum stacks in order to reduce seepage into the groundwater, when such stacks reach their design capacity (for the company, in approximately 35 years at current operating rates) or if groundwater standards are not being met. At December 31, 2002, a balance of $33.3 (2001 — $35.4) was included in accrued reclamation costs for this gypsum stack capping requirement. The obligation of White Springs regarding the gypsum stacks is guaranteed by PotashCorp.

In North Carolina, on expiry of the mine’s phosphate reserves, capping of the remaining gypsum stacks must comply with the laws in place at that time. Under Louisiana regulations, capping of gypsum stacks will be required when the stacks are no longer active.

Other Environmental Costs
Other than reclamation, restoration and gypsum stack capping costs discussed above, no significant costs relating to existing conditions caused by past operations were incurred by the company during 2002. At December 31, 2002, there were no significant environmental provisions recorded by the company, other than those related to reclamation, restoration and gypsum stack capping, as discussed above.

The company’s estimated operating expenses, other than reclamation, restoration and gypsum stack capping, relating to compliance with environmental laws and regulations governing ongoing operations were approximately $20.9 for the year ended December 31, 2002 (2001 — $21.8; 2000 — $23.0). In addition, capital expenditures for other environmental compliance were approximately $5.5 for the year ended December 31, 2002 (2001 — $14.5; 2000 — $11.7).

15.     SHARE CAPITAL
Authorized:
The company is authorized to issue an unlimited number of common shares without par value and an unlimited number of first preferred shares. The first preferred shares may be issued in one or more series with rights and conditions to be determined by the Board of Directors.

Issued:	2002	2001	2000
	Consideration	Consideration	Consideration

Issued, beginning of year	$1,182.5	$1,177.4	$1,216.5
Shares issued under option	4.3	4.9	7.0
Shares issued for dividend reinvestment plan	0.1	0.2	0.8
Shares repurchased	—	—	(46.9)

Issued, end of year	$1,186.9	$1,182.5	$1,177.4

Issued:	2002	2001	2000
	Number of	Number of	Number of
	Common	Common	Common
	Shares	Shares	Shares

Issued, beginning of year	51,952,482	51,840,572	53,694,209
Shares issued under option	121,900	108,400	202,000
Shares issued for dividend reinvestment plan	3,266	3,510	14,363
Shares repurchased	—	—	(2,070,000)

Issued, end of year	52,077,648	51,952,482	51,840,572

Stock Options
The company has two option plans. Under the Officers and Employees Plan, the company may, after February 3, 1998, issue up to 6,926,125 common shares pursuant to the exercise of options. Under the Directors Plan, the company may, after January 24, 1995, issue up to 456,000 common shares pursuant to the exercise of options. Under both plans, the exercise price is the quoted market closing price of the company’s common shares on the last trading day immediately preceding the date of the grant, and an option’s maximum term is 10 years. All options granted to date have provided that one-half of the options granted in a year will vest one year from the date of the grant, with the other half of the options vesting the following year.

A summary of the status of the plans as of December 31, 2002, 2001 and 2000 and changes during the years ending on those dates is presented below:

Number of Shares Subject to Option

	2002	2001	2000

Outstanding, beginning of year	5,044,275	4,236,275	3,745,975
Granted	907,600	922,200	929,400
Exercised	(121,900)	(108,400)	(202,000)
Cancelled	(10,600)	(5,800)	(237,100)

Outstanding, end of year	5,819,375	5,044,275	4,236,275

Weighted Average Exercise Price

	2002	2001	2000

Outstanding, beginning of year	$65.21	$65.04	$64.72
Granted	66.50	62.81	61.27
Exercised	34.93	44.77	34.72
Cancelled	78.40	60.59	65.83
Outstanding, end of year	65.98	65.21	65.04

The weighted-average grant-date fair value of options granted during the year was $20.1 (2001 — $19.1; 2000 — $20.0).

Notes to the Consolidated Financial Statements
in millions of US Dollars except per share amounts

15.   SHARE CAPITAL (CONTINUED)
The following table summarizes information about stock options outstanding at December 31, 2002:

	Options Outstanding			Options Exercisable

Range of Exercise	Number	Weighted Average	Weighted Average		Weighted Average
Prices	Outstanding	Remaining Life	Exercise Price	Number	Exercise Price

$20.00 to $25.38	30,700	1 year	$20.74	30,700	$20.74
$32.25	113,200	2 years	32.25	113,200	32.25
$43.69	512,550	7 years	43.69	512,550	43.69
$61.27	912,400	8 years	61.27	912,400	61.27
$58.08 to $65.38	918,900	9 years	62.81	457,800	62.81
$66.50	907,600	10 years	66.50	—	—
$67.88	750,500	6 years	67.88	750,500	67.88
$70.38 to $74.75	880,775	4 years	72.44	880,775	72.44
$81.75 to $86.75	792,750	5 years	86.45	792,750	86.45

The foregoing options have expiry dates ranging from November 9, 2003 to November 20, 2012.

16.   SEGMENT INFORMATION
The company has three reportable business segments: potash, phosphate and nitrogen. All three segments produce fertilizers for sale to agricultural customers. In addition, in 2002, approximately 58 percent of nitrogen net sales and 59 percent of phosphate net sales were from feed and industrial products. These business segments are differentiated by the chemical nutrient contained in the product that each produces. Inter-segment net sales are made under terms that approximate market value.

	2002

	Potash	Phosphate	Nitrogen	All others	Consolidated

Net sales — third party	$534.0	$632.3	$747.5	$—	$1,913.8
Inter-segment net sales	6.4	6.4	24.6	—	—
Gross margin	215.6	38.6	47.4	—	301.6
Depreciation and amortization	46.3	76.8	88.0	8.0	219.1
Assets	1,198.4	1,577.0	1,602.4	307.8	4,685.6
Expenditures for segment capital assets	35.5	126.3	65.9	3.4	231.1

	2001

	Potash	Phosphate	Nitrogen	All others	Consolidated

Net sales — third party	$525.5	$651.8	$895.4	$—	$2,072.7
Inter-segment net sales	7.1	6.0	37.6	—	—
Gross margin	241.8	62.7	94.7	—	399.2
Depreciation and amortization	34.1	72.0	72.8	6.8	185.7
Assets	1,203.3	1,471.2	1,640.0	282.8	4,597.3
Expenditures for segment capital assets	34.7	61.1	436.9	4.1	536.8

	2000

	Potash	Phosphate	Nitrogen	All others	Consolidated

Net sales — third party	$578.7	$782.5	$870.4	$—	$2,231.6
Inter-segment net sales	8.4	7.9	60.1	—	—
Gross margin	304.0	74.1	104.7	—	482.8
Depreciation and amortization	40.9	68.1	66.1	11.9	187.0
Provision for plant closures and office consolidation	—	24.3	—	—	24.3
Assets	1,165.4	1,522.9	1,250.9	206.5	4,145.7
Expenditures for segment capital assets	45.5	136.5	34.2	12.6	228.8

Notes to the Consolidated Financial Statements
in millions of US Dollars except per share amounts

16.   SEGMENT INFORMATION (CONTINUED)
Financial information by geographic area is summarized in the following table:

	Country of Origin

	Canada	United States	Trinidad	Other	Consolidated

2002
Net sales to customers outside the company
Canada	$23.7	$70.1	$—	$—	$93.8
United States	191.6	991.4	175.3	6.0	1,364.3
PhosChem	—	34.4	—	—	34.4
Canpotex	241.2	—	—	—	241.2
Other	59.5	52.0	43.9	24.7	180.1

	$516.0	$1,147.9	$219.2	$30.7	$1,913.8

Operating income (loss)	$145.6	$17.8	$20.5	$(17.0)	$166.9

Capital assets and goodwill	$778.0	$1,899.5	$633.2	$85.7	$3,396.4

2001
Net sales to customers outside the company
Canada	$24.0	$62.8	$—	$—	$86.8
United States	208.2	1,074.1	239.3	—	1,521.6
PhosChem	—	65.3	—	—	65.3
Canpotex	237.6	—	—	—	237.6
Other	55.7	60.0	33.8	11.9	161.4

	$525.5	$1,262.2	$273.1	$11.9	$2,072.7

Operating income	$175.4	$34.0	$59.8	$0.5	$269.7

Capital assets and goodwill	$783.4	$1,843.1	$662.5	$83.9	$3,372.9

2000
Net sales to customers outside the company
Canada	$28.0	$52.9	$—	$—	$80.9
United States	209.4	1,195.2	133.9	—	1,538.5
PhosChem	—	146.3	—	—	146.3
Canpotex	268.9	—	—	—	268.9
Other	72.4	53.3	58.9	12.4	197.0

	$578.7	$1,447.7	$192.8	$12.4	$2,231.6

Operating income (loss)	$216.2	$96.0	$15.4	$(0.8)	$326.8

Capital assets and goodwill	$794.4	$1,862.6	$294.3	$83.5	$3,034.8

17.   PROVINCIAL MINING AND OTHER TAXES
Provincial mining taxes and other taxes consist of:

	2002	2001	2000

Potash Production Tax	$47.7	$47.9	$55.6
Saskatchewan corporate capital taxes and other	20.3	22.1	21.6

	$68.0	$70.0	$77.2

18.   PROVISION FOR PLANT CLOSURES AND OFFICE CONSOLIDATION

2000
On January 19, 2001, the company announced it was suspending all DAP production at its White Springs, FL operations and that it permanently closed its Davenport, IA phosphate feed plant on January 15, 2001.

Charges associated with plant closures and office consolidation are as follows:

	Balance at	Reserve	Balance at
	Dec.31, 2001	Utilized	Dec.31, 2002

Plant Closures Non-cash parts inventory writedown	$0.9	$0.9	$—
Non-cash writedown of property, plant and equipment	25.7	25.7	—

	$26.6	$26.6	$—

Notes to the Consolidated Financial Statements
in millions of US Dollars except per share amounts

19.   INTEREST EXPENSE

	2002	2001	2000

Interest on
Short-term debt	$8.0	$21.9	$29.7
Long-term debt	75.1	58.4	31.9

	$83.1	$80.3	$61.6

20.   INCOME TAXES
As the company operates in a specialized industry and in several tax jurisdictions, its income is subject to various rates of taxation.

The provision for income taxes differs from the amount that would have resulted from applying the Canadian statutory income tax rates to income (loss) before income taxes as follows:

	2002	2001	2000

Income (loss) before income taxes
Canada	$56.8	$96.8	$155.4
United States	21.5	32.1	95.0
Trinidad	20.5	59.8	15.4
Other	(15.0)	0.7	(0.6)

	$83.8	$189.4	$265.2

Federal and Provincial Statutory tax rates	46.12%	46.12%	46.12%

Tax at statutory rates	$38.7	$87.3	$122.3
Adjusted for the effect of:
Net non-deductible provincial taxes and royalties and resource allowances	10.2	12.7	16.4
Additional tax deductions	(18.6)	(33.7)	(43.2)
Difference between Canadian rate and rates applicable to subsidiaries in other countries	0.8	(1.6)	(5.2)
Other	(0.9)	3.5	(23.1)

Income tax expense	$30.2	$68.2	$67.2

Details of income tax expense are as follows:

	2002	2001	2000

Canada
Current	$46.2	$19.2	$23.2
Future	(10.1)	19.9	30.2
United States — Federal Current	(27.5)	(1.2)	—
Future	19.2	16.7	7.4
United States — State Current	1.6	0.2	7.1
Future	(1.5)	2.9	1.5
Trinidad and other
Current	3.9	2.3	2.3
Future	(1.6)	8.2	(4.5)

Income tax expense	$30.2	$68.2	$67.2

The tax effects of temporary differences that give rise to significant portions of the net future income tax liability are:

	2002	2001

Future income tax assets:
Loss and credit carryforwards	$273.8	$248.2
Post-retirement/post-employment benefits	61.4	33.5
Accrued reclamation costs	15.6	55.0
Other	2.1	10.9

Total future income tax assets	352.9	347.6

Future income tax liabilities:
Basis difference in fixed assets	799.2	778.4
Other	22.6	26.8

Total future income tax liabilities	821.8	805.2

Net future income tax liability	$468.9	$457.6

At December 31, 2002, the company has income tax losses carried forward of approximately $715.0 which will begin to expire in 2010. The benefit relating to these loss carryforwards has been recognized by reducing future income tax liabilities. In addition, the company has alternative minimum tax credits of approximately $18.9 which carry forward indefinitely.

21.   NET INCOME PER SHARE
Basic net income per share was calculated on the weighted average number of shares issued and outstanding during the 12 months ended December 31, 2002 of 52,021,000 (2001 —51,879,000; 2000 — 52,410,000). Weighted average diluted shares outstanding during 2002 were 52,316,000 (2001 —52,186,000; 2000 — 52,703,000).

22.   PRO FORMA STOCK COMPENSATION
The company has two stock-based compensation plans for which fair value accounting is not required, therefore, no compensation expense has been recognized with respect to these plans. Had compensation expense for the company’s plans been determined based on the fair value at the grant dates for awards under the plans, the company’s net income and net income per share would have been reduced to the pro forma amounts indicated below:

	2002	2001	2000

Net income — as reported	$53.6	$121.2	$198.0
Stock compensation	14.3	13.6	10.7

Net income — pro forma	$39.3	$107.6	$187.3

Basic net income per share
As reported	$1.03	$2.34	$3.78
Pro forma	0.76	2.07	3.57

Diluted net income per share
As reported	$1.03	$2.32	$3.76
Pro forma	0.75	2.06	3.55

In calculating the foregoing pro forma amounts, the fair value of each option grant was estimated as of the date of grant using the modified Black-Scholes option-pricing model with the following weighted assumptions:

	2002	2001	2000

Expected dividend	$1.00	$1.00	$1.00
Expected volatility	32%	32%	31%
Risk-free interest rate	4.13%	4.54%	5.76%
Expected life of option	8 years	8 years	8 years
Expected forfeitures	10%	10%	10%

Notes to the Consolidated Financial Statements
in millions of US Dollars except per share amounts

23.   FINANCIAL INSTRUMENTS AND RISK MANAGEMENT
The company uses financial instruments, including forward exchange contracts, futures, swaps and option agreements, to hedge foreign exchange and commodity price risk. The company does not hold or issue financial instruments for trading purposes.

At December 31, 2002, the company had commitments in the form of foreign exchange contracts to sell US dollars in the amount of $28.0 (2001 — $32.0).

The company’s exposure to interest rate risk is limited to its long-term debt. The effective interest rate on the long-term debt approximates the stated rate because there are no significant premiums or discounts.

In addition to physical spot and term purchases, the company at times employs futures, swaps and option agreements to establish the cost on a portion of its natural gas requirements. These instruments are intended to hedge the future cost of the committed and anticipated natural gas purchases for its US nitrogen and phosphate plants. Under these arrangements, the company receives or makes payments based on the differential between a specified price and the actual spot price of natural gas. The company has certain available lines of credit which are utilized to reduce cash margin requirements to maintain the derivatives. At December 31, 2002, the company had collected cash margin requirements of $4.6 which were included in accounts payable.

As at December 31, 2002, the company had derivatives qualifying for deferral in the form of futures and swaps. The futures represented a notional amount of 6.0 million MMBtu of natural gas with maturities in 2003 through 2005. The swaps represented a notional amount of 34.4 million MMBtu with maturities in 2003 through 2007. As at December 31, 2002, net losses arising from settled hedging transactions, which are included as a component of finished goods inventory, were $4.0 (2001 — gains of $10.8).

The company is exposed to credit-related losses in the event of non-performance by counterparties to derivative financial instruments. The company anticipates, however, that counterparties will be able to fully satisfy their obligations under the contracts.

The major concentration of credit risk arises from the company’s receivables. A majority of the company’s sales are in North America and are primarily for use in the agricultural industry. The company seeks to manage the credit risk relating to these sales through a credit management program. Internationally, the company’s products are sold primarily through two export associations whose accounts receivable are either insured or secured by letters of credit.

The carrying amount of the company’s cash and cash equivalents, accounts receivable, short-term debt and accounts payable and accrued charges approximates fair value because of short-term maturities. The carrying amount of the company’s long-term debt (except the Notes Payable whose approximate fair value at December 31, 2002 was $1,169.0) approximates estimated fair value.

24.   CONTINGENCIES
PotashCorp is a shareholder in Canpotex which markets potash offshore. Should any operating losses or other liabilities be incurred by Canpotex, the shareholders have contractually agreed to reimburse Canpotex for such losses or liabilities in proportion to their productive capacity. There were no such operating losses or other liabilities in 2002.

In common with other companies in the industry, the company is unable to acquire insurance for underground assets.

On September 10, 2002, PCS Nitrogen, Inc. agreed to conclude the federal grand jury investigation and parallel state investigations of its Geismar facility by pleading guilty to felony violations of the federal Clean Air Act and analogous state laws and paying total fines of $2 million to the US government and two state judicial districts. The amount of the fines is covered by a provision recorded in the second quarter of 2002. The agreed-upon fines are subject to approval by the federal court at a sentencing hearing scheduled for March 17, 2003, and by each state court at sentencing hearings which have not yet been scheduled.

In 1998, the company, along with other parties, was notified by EPA of potential liability under CERCLA with respect to certain soil and groundwater conditions at a PCS Joint Venture blending facility in Lakeland, FL and certain adjoining property. In 1999, PCS Joint Venture signed an Administrative Order on Consent with EPA pursuant to which PCS Joint Venture agreed to conduct a Remedial Investigation and Feasibility Study (“RI/FS”) of these conditions. PCS Joint Venture and another party are sharing the costs of the RI/FS. PCS Joint Venture continues to assess and evaluate the nature and extent of the impacts at the site. No final determination has yet been made of the nature, timing or cost of remedial action that may be needed nor to what extent costs incurred may be recoverable from third parties.

Various other claims and lawsuits are pending against the company. While it is not possible to determine the ultimate outcome of such actions at this time, it is management’s opinion that the ultimate resolution of such actions, including those pertaining to environmental matters, will not have a material effect on the company’s financial condition or results of operations.

25.   RELATED PARTY TRANSACTIONS
The company has a one-third interest in Canpotex which markets potash offshore. Sales to Canpotex are at prevailing market prices. Sales for the year ended December 31, 2002 were $241.2 (2001 — $237.6; 2000 — $268.9).

Account balances resulting from the Canpotex transactions are included in the Consolidated Statements of Financial Position and settled on normal trade terms.

PCS Yumbes purchases potash from SQM at prevailing market prices. Purchases for the year amounted to $17.9. PCS Yumbes has also entered into a contract with SQM to sell it 8,000 tonnes of potassium nitrate per month at a negotiated price through to December 2003. Sales during 2002 amounted to $2.1. Transactions with SQM are settled on normal trade terms.

Notes to the Consolidated Financial Statements
in millions of US Dollars except per share amounts

26.   QUARTERLY RESULTS (UNAUDITED)
The following quarterly information in management’s opinion includes all adjustments (consisting solely of normal recurring adjustments) necessary for fair presentation.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2002
Net sales	$461.0	$489.5	$455.2	$508.1

Gross Margin	$77.6	$86.7	$73.0	$64.3

Operating Income	$40.9	$38.6	$44.3	$43.1

Net Income	$12.8	$11.9	$14.5	$14.4

Net Income per Share — Basic	$0.25	$0.23	$0.28	$0.28

Net Income per Share — Diluted	$0.24	$0.23	$0.28	$0.28

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2001
Net sales	$602.4	$575.8	$460.2	$434.3

Gross Margin	$136.1	$132.8	$67.6	$62.7

Operating Income	$116.5	$84.4	$39.8	$29.0

Net Income	$62.4	$43.1	$11.1	$4.6

Net Income per Share — Basic	$1.20	$0.83	$0.21	$0.09

Net Income per Share — Diluted	$1.19	$0.83	$0.21	$0.09

 Net Income per Share for each quarter has been computed based on the weighted average number of shares issued and outstanding during the respective quarter; therefore, quarterly amounts may not add to the annual total.

27.   SEASONALITY
The company’s sales of fertilizer are seasonal. Typically, the second quarter of the year is when fertilizer sales will be highest, due to the North American spring planting season. However, planting conditions and the timing of customer purchases will vary each year and sales can be expected to shift from one quarter to another.

28.   COMPARATIVE FIGURES
Certain of the prior years’ figures have been reclassified to conform with the current year’s presentation.

29.   UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
A description of certain significant differences between Canadian GAAP and US GAAP follows:

Marketable securities: The company’s investment in Israel Chemicals Ltd. (ICL) is stated at cost. US GAAP would require that this investment be classified as available-for-sale and be stated at market value, with the difference between market value and cost reported as Other Comprehensive Income (OCI).

Property, plant and equipment and goodwill: The net book value of property, plant and equipment and goodwill under Canadian GAAP is higher than under US GAAP as provisions for asset impairment under Canadian GAAP were measured based on the undiscounted cash flow from use together with the residual value of assets, whereas under US GAAP they were measured based on fair value, which was lower than the undiscounted cash flow from use together with the residual value of the assets.

Pre-operating costs: Operating costs incurred during the start-up phase of new projects are deferred until commercial production levels are reached, at which time they are amortized over the estimated life of the project. US GAAP would require that these costs be expensed as incurred.

Foreign currency translation adjustment: The foreign currency translation adjustment results from the restatement of prior periods so that all periods presented are in the same reporting currency. US GAAP requires that the comparative Consolidated Statements of Income and the Consolidated Statements of Cash Flow be translated using weighted average exchange rates for the applicable periods. In contrast, the Consolidated Statements of Financial Position are translated using the exchange rates at the end of the applicable periods in accordance with Canadian GAAP. The difference in these exchange rates is what gives rise to the foreign currency translation adjustment.

Additional minimum liability: The company’s accumulated benefit obligation for its US pension plans exceeds the fair value of plan assets. US GAAP requires that the company recognize a liability that is at least equal to the unfunded accumulated benefit obligation. If an additional liability required to be recognized exceeds unrecognized prior service cost, the excess is to be reported as OCI.

Derivative instruments and hedging activities: The company’s derivative instruments which have not yet been settled are not recognized in the financial statements and gains or losses arising from settled hedging transactions are deferred as a component of inventory until the product containing the hedged item is sold, at which time both the natural gas purchase cost and the related hedging deferral are recorded as cost of sales. US GAAP would require that derivative instruments be recorded at fair value in the balance sheet with the change in fair value of instruments designated as cash flow hedges recorded as OCI.

Net sales: Sales are recorded net of freight costs (less related revenues) and transportation and distribution expenses. US GAAP would require that net freight costs be included in cost of sales and transportation and distribution expenses be reported as an operating expense.

Comprehensive income: Comprehensive income is not recognized under Canadian GAAP. US GAAP would require the recognition of comprehensive income.

Notes to the Consolidated Financial Statements
in millions of US Dollars except per share amounts

29.   UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)
Provision for plant closures: The provision for plant closures under Canadian GAAP includes the non-cash parts inventory writedown. US GAAP would require that this writedown be included in selling and administrative expenses.

The provision for plant closures under Canadian GAAP also includes severance expense, which was accrued when management having the appropriate authority approved the plan. US GAAP would require that severance not be accrued until the plan was announced to the employees.

Depreciation and amortization: Depreciation and amortization under Canadian GAAP is higher than under US GAAP as the net book values of property, plant and equipment and goodwill under Canadian GAAP are higher than under US GAAP.

The application of US GAAP, as described above, would have had the following approximate effects on net income, net income per share, total assets and shareholders’ equity:

	2002	2001	2000

Net income as reported — Canadian GAAP	$53.6	$121.2	$198.0
Items increasing (decreasing) reported net income
Provision for plant closures	—	(9.0)	9.0
Pre-operating cost amortization (additions)	2.6	(41.7)	(19.3)
Depreciation and amortization	8.4	9.7	9.8
Future income taxes	(4.0)	14.4	0.3

Approximate net income — US GAAP	$60.6	$94.6	$197.8

Weighted average shares outstanding — US GAAP	52,021,000	51,879,000	52,410,000

Approximate basic net income per share — US GAAP	$1.16	$1.82	$3.77

Total assets as reported — Canadian GAAP	$4,685.6	$4,597.3	$4,145.7
Items increasing (decreasing) reported total assets
Inventory	(4.0)	—	—
Available-for-sale security (unrealized holding loss/gain)	(7.7)	34.9	41.7
Fair value of natural gas hedging contracts	52.7	8.9	—
Property, plant and equipment	(143.4)	(151.8)	(160.2)
Pre-operating costs	(63.0)	(65.6)	(23.9)
Goodwill	(46.7)	(46.7)	(48.0)

Approximate total assets — US GAAP	$4,473.5	$4,377.0	$3,955.3

Total shareholders’ equity as reported — Canadian GAAP	$2,092.5	$2,086.5	$2,012.1
Items increasing (decreasing) reported shareholders’ equity
Accumulated other comprehensive income (loss), net of tax	(9.1)	29.8	28.1
Provision for plant closures	—	—	9.0
Provision for asset impairment	(218.0)	(218.0)	(218.0)
Depreciation and amortization	27.9	19.5	9.8
Pre-operating costs	(63.0)	(65.6)	(23.9)
Future income taxes	62.7	66.7	52.3

Approximate shareholders’ equity — US GAAP	$1,893.0	$1,918.9	$1,869.4

Supplemental US GAAP Disclosure
Available-for-Sale Security
The company’s investment in ICL is classified as available-for-sale. The fair market value of this investment at December 31, 2002 was $110.8 and the unrealized holding gain was $17.9.

New Accounting Pronouncements
During 2002, FASB issued SFAS 146 “Accounting for Costs Associated with Exit or Disposal Activities” which is effective January 1, 2003. The adoption of this standard should not have a significant effect on the results of operations or financial position of the company.

SFAS 143 “Accounting for Asset Retirement Obligations” is also effective January 1, 2003. This standard requires that the fair value of a liability for an asset retirement obligation be recognized. The fair value of this liability is added to the carrying amount of the associated asset and then depreciated over the life of the asset. The liability is accreted at the end of each period through charges to operating expenses. The determination of fair value is complex. These determinations are still in process and it is not practical for management to estimate the impact of adopting this standard as of the date of this report.

Notes to the Consolidated Financial Statements
in millions of US Dollars except per share amounts

29.   UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)

SFAS 133 Disclosures
The company’s natural gas purchase strategy is based on diversification of price for its total gas requirements. Its objective is to acquire a reliable supply of natural gas feedstock and fuel on a location-adjusted, cost-competitive basis in a manner that minimizes volatility without undue risk. It employs derivative instruments including futures, swaps and option agreements in order to establish the cost on a portion of its natural gas requirements. These instruments are intended to hedge the future cost of the committed and anticipated natural gas purchase for its US nitrogen and phosphate plants. The maximum period for these hedges cannot exceed five years. The company uses these instruments to reduce price risk, not for speculative or trading purposes.

The company has designated its natural gas derivative instruments as cash flow hedges. The gain or loss of an effective cash flow hedge is deferred in OCI until such time as the natural gas it relates to is used in production, at which time the gain or loss is reclassified from OCI to cost of sales. During the year, $15.5 of gains was recognized in cost of sales. Of the deferred amount at year-end, approximately $4.0 will be reclassified to cost of sales within the next year.

The following supplemental schedules present the Consolidated Financial Position, Income and Retained Earnings, Cash Flow and Comprehensive Income in accordance with US GAAP as adjusted for the GAAP differences described in this note.

Supplemental Schedule of Consolidated Financial Position
As at December 31

	2002	2001

Assets
Current Assets
Cash and cash equivalents	$24.5	$45.3
Accounts receivable	267.8	256.7
Inventories	495.3	481.1
Prepaid expenses	40.4	36.5
Fair value of natural gas hedging contracts	52.7	8.9

	880.7	828.5
Property, plant and equipment	3,126.5	3,093.8
Goodwill	50.3	50.3
Other assets	416.0	404.4

	$4,473.5	$4,377.0

Liabilities
Current Liabilities
Short-term debt	$473.0	$501.1
Accounts payable and accrued charges	347.0	280.4
Current portion of long-term debt	3.4	—

	823.4	781.5
Long-term debt	1,019.9	1,013.7
Future income tax liability	387.6	395.9
Accrued post-retirement/post-employment benefits	264.1	177.3
Accrued reclamation costs	80.0	83.0
Other non-current liabilities and deferred credits	5.5	6.7

	2,580.5	2,458.1

Shareholders’ Equity
Share Capital	1,186.9	1,182.5
Contributed Surplus	264.2	264.2
Retained Earnings	471.9	463.3
Foreign Currency Translation Adjustment	(20.9)	(20.9)
Accumulated Other Comprehensive Income	(9.1)	29.8

	1,893.0	1,918.9

	$4,473.5	$4,377.0

Notes to the Consolidated Financial Statements
in millions of US Dollars except per share amounts

29.   UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)

Supplemental Schedule of Consolidated Income and Retained Earnings
For the Years Ended December 31

	2002	2001	2000

Net sales	$2,209.5	$2,387.0	$2,541.0
Cost of goods sold	1,816.4	1,938.2	1,981.4

Gross Margin	393.1	448.8	559.6

Selling, distribution and administrative	172.2	181.3	198.7
Provincial mining and other taxes	68.0	70.0	77.2
Provision for plant closures and office consolidation	—	9.0	13.9
Foreign exchange loss (gain)	5.5	(13.7)	(8.1)
Other income	(30.5)	(26.5)	(48.4)

	215.2	220.1	233.3

Operating Income	177.9	228.7	326.3
Interest Expense	83.1	80.3	61.6

Income Before Income Taxes	94.8	148.4	264.7
Income Taxes	34.2	53.8	66.9

Net Income	60.6	94.6	197.8
Retained Earnings, Beginning of Year	463.3	420.6	274.7
Dividends	(52.0)	(51.9)	(51.9)

Retained Earnings, End of Year	$471.9	$463.3	$420.6

Net Income Per Share – Basic	$1.16	$1.82	$3.77

Net Income Per Share – Diluted	$1.16	$1.81	$3.77

Dividends Per Share	$1.00	$1.00	$0.99

Supplemental Schedule of Consolidated Comprehensive Income
For the Years Ended December 31

	2002	2001	2000

Net income	$60.6	$94.6	$197.8

Other comprehensive (loss) income
Change in unrealized holding gain on available-for-sale securities	(42.6)	(6.8)	15.5
Increase (decrease) in fair market value of natural gas hedging contracts	66.0	(165.6)	—
Minimum pension liability	(68.7)	—	—
Future income taxes related to other Comprehensive Income	16.3	62.4	(4.3)

	(29.0)	(110.0)	11.2

Comprehensive income (loss)	$31.6	$(15.4)	$209.0

Consolidated Schedule of Accumulated Other Comprehensive Income
For the Years Ended December 31

	2002	2001	2000

Accumulated other comprehensive income, beginning of year	$29.8	$28.1	$16.9
SFAS 133 cumulative effect transition adjustment net of tax	—	139.8	—
Natural gas hedging gains reclassified to earnings net of tax	(9.9)	(28.1)	—
Other comprehensive (loss) income net of tax	(29.0)	(110.0)	11.2

Accumulated other comprehensive (loss) income, end of year	$(9.1)	$29.8	$28.1

Notes to the Consolidated Financial Statements in millions of US Dollars except per share amounts

29.   UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)

Supplemental Schedule of Consolidated Cash Flow
For the Years Ended December 31

	2002	2001	2000

Operating Activities
Net income	$60.6	$94.6	$197.8
Items not affecting cash
Depreciation and amortization	208.1	176.0	177.2
Loss (gain) on disposal of assets	1.0	0.4	(17.9)
Provision for plant closures and office consolidation	—	—	10.7
Foreign exchange on future tax	1.0	(8.2)	(5.5)
Provision for future income tax	10.0	33.3	34.2
Provision for post-retirement/post-employment benefits	18.2	2.1	10.9
Changes in non-cash operating working capital
Accounts receivable	(11.1)	69.9	(52.2)
Inventories	(14.2)	(76.1)	(27.4)
Prepaid expenses	(3.9)	2.3	(3.1)
Accounts payable and accrued charges	27.7	(235.6)	128.4
Current income taxes	23.4	(21.6)	20.6
Accrued reclamation costs	(3.0)	(3.7)	(2.4)
Other non-current liabilities and deferred credits	(1.4)	0.6	(10.3)

Cash provided by operating activities	316.4	34.0	461.0

Investing Activities
Additions to property, plant and equipment	(212.2)	(513.7)	(185.6)
Acquisition of Albright & Wilson Company	—	—	(32.0)
Investment in SQM	(23.2)	(130.4)	—
Proceeds from disposal of assets	—	—	8.6
Additions to other assets	(36.0)	(4.2)	(37.0)

Cash used in investing activities	(271.4)	(648.3)	(246.0)

Financing Activities
Proceeds from long-term obligations	11.2	600.0	11.1
Repayment of long-term obligations	(1.3)	(5.8)	(36.1)
Proceeds from short-term debt	—	12.2	169.5
Repayment of short-term debt	(28.1)	—	(155.2)
Dividends	(52.0)	(51.9)	(51.9)
Repurchase of shares	—	—	(104.2)
Issuance of shares	4.4	5.1	7.8

Cash (used in) provided by financing activities	(65.8)	559.6	(159.0)

(Decrease) Increase in Cash and Cash Equivalents	(20.8)	(54.7)	56.0
Cash and Cash Equivalents, Beginning of Year	45.3	100.0	44.0

Cash and Cash Equivalents, End of Year	$24.5	$45.3	$100.0